Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Chief Financial Officer
November 1, 2007

Thank you Steve and good morning everyone!

My comments relate primarily to the third quarter of 2007. We will file our Form 10-Q this morning. You will find more details there about our third quarter results. During my remarks, I will provide earnings per share guidance for the fourth quarter and for 2008.

For the third quarter of 2007, we reported earnings of $1.08 per diluted share from continuing operations. This compares with 70 cents per share from continuing operations in the same quarter of 2006. Revenues for the third quarter of 2007 increased 24% over the same quarter last year to just over $1 billion.

Earnings from continuing operations exceeded the high end of our expectations by 11 cents per share. These positive results were primarily due to the following:

excellent operational performance in our Rail and Inland Barge groups,

•	an improved overall tax rate primarily related to the use of certain foreign capital losses

•	and Railcar sales to TRIP Holdings from our leasing company that exceeded our estimates.

Rail Group
Moving to our Rail Group.

Revenues for this group increased 13% on a quarter-over-quarter basis. Rail Group sales to Trinity’s Leasing and Management Services Group were $235 million in the third quarter of 2007 with profits of $37.3 million, or approximately 30 cents per diluted share. This compares with sales to our Leasing Group in the third quarter of 2006 of $168 million with profits of $19.6 million or 16 cents per diluted share. These inter-company sales and profits are eliminated in consolidation.

Our margin results for the Rail Group were 15.5%.

At this time, we anticipate margins for the Rail Group of between 12.0% and 14.0% for the fourth quarter. This margin decline represents the cost associated with significant line changeovers during the quarter, coupled with the competitive pricing environment and the mix of overall car types to be built during the quarter.

The Rail Group backlog as of September 30, 2007 consisted of approximately 31,300 railcars, with an estimated sales value of $2.6 billion.
Our Railcar backlog is broken down approximately as follows:

Backlog to our Leasing Company Backlog to TRIP Holdings Backlog to third parties	$1.2 billion, $600 million and $800 million

Inland Barge Group
Now turning to our Inland Barge Group.

The Inland Barge Group’s third quarter performance was once again very strong, posting revenues of $126 million and operating profit of $22.3 million. The results of the Inland Barge Group continue to reflect a high level of operational excellence. This group’s backlog, as of September 30, 2007, totaled approximately $771 million. This compares with $424 million one year ago.

We anticipate Inland Barge revenues of between $125 and $135 million in the fourth quarter. Operating profit margins are expected to range between 14% and 16% during the quarter.

Energy Equipment Group
Now moving to the Energy Equipment Group.

During the third quarter, this group’s revenues topped $101 million, a new record. The Energy Equipment Group’s revenue growth continues to be driven by our wind tower business. Operating profits were $11.6 million with an operating profit margin of 11.4%. Margins continued to be impacted by our wind tower business as a result of the challenges associated with rapid growth. We expect margins for the group overall to increase as we achieve operational efficiencies in our wind tower production lines. We expect revenues for the group will total approximately $430 million for 2007, which represents a 28% improvement in revenue over last year. The Windtower business will account for approximately $230 million of the total revenue.

Construction Products Group
Revenues for our Construction Products Group grew slightly when compared to the same quarter of the previous year. Operating profit was $19.0 million for the quarter, representing a relative unchanged result from last year despite this year’s slow down in residential construction.

Leasing and Management Services Group
Our Railcar Leasing and Management Services Group reported revenues of $204 million compared with $61.4 million in the same quarter of 2006. Operating profit was $47 million with $18.4 million resulting from car sales. During the third quarter, car sales from the fleet were $134 million. TRIP Holdings accounted for $93 million of those sales. In addition, TRIP Holdings purchased $139 million worth of railcars from our manufacturing companies during the quarter.

As we have discussed in the past, TRIP Holdings is a leasing company formed in June 2007. It has committed to purchase approximately $1.4 billion worth of railcars during a two-year period from Trinity’s railcar manufacturing companies and leasing company. Trinity holds a 20% equity ownership in TRIP Holdings through a subsidiary and is responsible for managing the cars. All sales to TRIP Holdings are for railcars with firm leases in place with independent third-parties.

TRIP Holdings has the capability to expand its purchases beyond its current commitment of $1.4 billion. This new company benefits Trinity by allowing our leasing company to continue its core competency of lease originations while realizing a portion of the economic upside associated with railcar leasing.

For 2007, we now anticipate between $525 and $575 million in net additions. As a form of clarity, net fleet additions are the fair market value of cars added to our fleet less the proceeds of cars sold from the fleet.

Consolidated
Moving to our consolidated results.

For 2007, we expect non-leasing capital expenditures of between $180 and $190 million.

During the fourth quarter, we will defer approximately $190 million in revenue and between $24 and $27 million in operating profits as we grow our leasing business and sell cars to TRIP Holdings. This represents between 19 and 22 cents per diluted share.

Also during the fourth quarter, we anticipate approximately $75 million in sales to TRIP Holdings from our existing lease fleet, which will provide approximately 7 cents of income per diluted share. On a go forward basis, we expect

TRIP Holdings to primarily be supplied with railcars from our manufacturing companies.

We anticipate earnings from continuing operations for the fourth quarter to range between 87 and 92 cents per diluted share. As a result, our 2007 full year guidance is $3.54 to $3.59 per diluted share.

Included in our assumptions for 2007 are:

•	normal weather conditions

•	no unanticipated adverse resolution of legal matters.

In our earnings release yesterday, we provided a reconciliation of the non-GAAP term EBITDA. EBITDA from continuing operations for the third quarter of 2007 was approximately $183 million as compared to $130.5 million in the same quarter last year. Additionally, we provided preliminary earnings guidance for 2008 of $3.10 to $3.50 per diluted share.

At this time I will turn the presentation back to James for the question and answer session.